Exhibit 10.49

GOODRICH PETROLEUM CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY

Each non-employee director receives the following compensation:

•	an annual cash retainer fee of $10,000;

•	a meeting fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended;

•	an annual grant of common stock equal to $30,000 (based on the average closing price of our common stock for 20 trading days preceding the annual meeting of stockholders);

•	an additional cash retainer of $15,000 for the chairman of the Audit Committee; and

•	an additional cash retainer of $5,000 for the chairman of the Compensation Committee.